UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 30, 2017

Pacific Biosciences of California, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34899	16-1590339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1305 O’Brien Drive

Menlo Park, California 94025

(Address of principal executive offices, including zip code)

(650) 521-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 30, 2017, the Board of Directors (the “Board”) of Pacific Biosciences of California, Inc. (the “Company”) appointed Kathy Ordoñez, a Class III director on the Board, as the Company’s Chief Commercial Officer and Executive Vice President, effective October 30, 2017. On October 30, 2017, Ms. Ordoñez resigned from her positions as chair and a member of the Corporate Governance and Nominating Committee of the Board and as a member of the Compensation Committee of the Board. Ms. Ordoñez remains a member of the Board and chair and a member of the Science and Technology Committee of the Board.

Ms. Ordoñez, age 67, has been a member of the Board since December 2014. Ms. Ordoñez brings more than 30 years of experience in the life sciences and diagnostics industries. Ms. Ordoñez served as Director, non-executive Chairman, and Chief Executive Officer of RainDance Technologies, Inc. from July 2014 to February 2017, which was sold to Bio-Rad Laboratories, Inc. in February 2017. From January 2012 until June 2013, Ms. Ordoñez was a Senior Vice President at Quest Diagnostics Incorporated, a leading provider of diagnostic information services, where she was initially responsible for leading their R&D effort and later provided oversight to multiple businesses commercializing diagnostic products and testing services. Ms. Ordoñez joined Quest Diagnostics as part of its acquisition in 2011 of Celera Corporation, a leading provider of genetic testing products for HIV resistance, cystic fibrosis and high complexity tissue transplantation. From April 2002 until May 2011, Ms. Ordoñez was the Chief Executive Officer at Celera, and she founded Celera Diagnostics in December 2000. From 1985 until 2000, Ms. Ordoñez held several senior positions at Hoffmann-La Roche, overseeing the formation of Roche Molecular Systems, where she served as President and Chief Executive Officer, and led the wide-scale commercial application of the Polymerase Chain Reaction (PCR) technology to the research, diagnostic and forensic fields.

Ms. Ordoñez does not have a family relationship with any member of the Board or any executive officer of the Company, and Ms. Ordoñez has not been a participant or had an interest in any transaction with the Company that is reportable under Item 404(a) of Regulation S-K.

A copy of the press release announcing Ms. Ordoñez’s appointment is attached hereto as Exhibit 99.1.

Compensatory Arrangement with Kathy Ordoñez

In connection with the appointment of Ms. Ordoñez to her position as the Company’s Chief Commercial Officer and Executive Vice President, Ms. Ordoñez will receive, among other things, an annual base salary of $1.00 and will be eligible to receive an annual bonus with a target level of 50% of her base salary. In addition, the Company is recommending, and expects that the Board will approve, a grant of a stock option to Ms. Ordoñez to purchase 375,000 shares of the Company’s common stock under the Company’s 2010 Equity Incentive Plan, subject to vesting over a four (4) year period at a rate of one forty-eighth (1/48th) per month.

In connection with the appointment, Ms. Ordoñez also entered into a Change of Control and Severance Agreement with the Company (the “Severance Agreement”) pursuant to which, if Ms. Ordoñez’s employment is terminated without cause or other than death or disability or resignation for good reason within 12 months following a change in control, then Ms. Ordoñez will continue to receive 100% of her base salary for six months following from the date of termination of employment, plus immediate vesting acceleration of 100% of the unvested portion of her then-outstanding equity awards.

As previously disclosed in the Company’s proxy statement for the 2017 Annual Meeting of Stockholders, employee directors are not compensated for services on the Board in addition to their regular employee compensation.

Item 7.01	Regulation FD Disclosure

On November 2, 2017, the Company issued a press release announcing the appointment of Ms. Ordoñez as the Company’s Chief Commercial Officer and Executive Vice President. A copy of the press release is included as Exhibit 99.1 hereto. This information is intended to be furnished under Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated November 2, 2017 (furnished and not filed herewith solely pursuant to Item 7.01).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Biosciences of California, Inc.

By:	/s/ Susan K. Barnes

Susan K. Barnes Executive Vice President, Chief Financial Officer and Principal Accounting Officer

Date: November 2, 2017